                                                                     EXHIBIT 2.2

         This Stock Purchase Agreement (this "Agreement") is entered into as of October 28, 2003, by and between Integra LifeSciences Corporation, a Delaware corporation ("Buyer") and I-Flow Corporation, a Delaware corporation ("Seller").

                                    RECITALS

         A. Seller owns, of record and beneficially, all of the outstanding stock (the "Shares") of Spinal Specialties, Inc., a Delaware corporation (the "Company").

         B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares, upon the terms contained in this Agreement.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the mutual covenants and representations contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1      CERTAIN DEFINED TERMS

         As used in this Agreement:

         "Action" shall mean (i) any legal action, product liability claim or other claim, or proceeding by any Person; and (ii) any audit or investigation brought by any Governmental Authority.

         "Additional Agreements" shall mean the following agreements:

                  (i)      the Seller Release;

                  (ii)     the Sublease;

                  (iii)    the Keahey Release Agreement; and

                  (iv)     the Transition Services Agreement.

         "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

         "Balance Sheets" shall mean the unaudited balance sheets of the Company dated as of December 31, 2002 and June 30, 2003, copies of which are attached to this Agreement as part of Exhibit 1.1(c).

         "Balance Sheet Dates" shall mean December 31, 2002 and June 30, 2003, as relevant.

         "Base Amount" shall mean $1,163,103 (One Million One Hundred Sixty-Three Thousand One Hundred Three Dollars), calculated as set forth on
Exhibit 1.1(a).

         "Best Efforts" shall mean the efforts that a prudent Person wishing to achieve a result would use to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement shall not thereby be required to make efforts that would result in a material adverse change in the benefits accruing to such Person under this Agreement.

         "Bone Cement Delivery System and Discogram Business" shall mean that portion of the Business consisting of manufacturing, distributing and/or selling Bone Cement Delivery Systems and Discogram Products.

         "Books and Records" shall mean all Company records used in the Business, including in each case (i) all records that are in electronic form,
(ii) all records relating to quality assurance, including all quality system procedures, policies, orders, complaints and related records, (iii) all lists of suppliers, vendors, or current or past customers, and all lists or other documents describing prospective customers (such as sales leads), (iv) all owned information describing marketing and selling tactics and strategy, (v) all regulatory filings and submissions to the FDA or similar Governmental Authorities, (vi) all corporate minute books and stock records of the Company,
(vii) all records relating to the Company's employees, and (viii) all financial and accounting records of the Company.

         "Business" shall mean the Company's current business of manufacturing and/or distributing custom disposable products for chronic and acute pain management, including the following products: Bone Cement Delivery Systems; Discogram Products; Epidural Steroid Injection Products; Single Shot Nerve Block Trays and Needles; Ancillary Needles, Catheters and Trays; and Spinal Needles and Trays; provided, however, that "Business" shall not include the C-Bloc Business or the Paragon Business.

         "C-Bloc Business" shall mean that portion of the Company's current business consisting of the manufacture, distribution or sale of C-bloc products (including pumps, trays, needles and catheters for continuous nerve block and/or continuous pain relief applications).

         "Closing Amount" shall mean

                  (i) those categories of current assets of the Company specified in Exhibit 1.1(a) as being included in the calculation of "Base Amount", less those categories of current liabilities of the Company specified in
                           Exhibit 1.1(a) as being included in the calculation of "Base Amount", in each case as of the Closing (except as otherwise provided in Section 2.3), all calculated in all respects in a manner consistent with the calculation of Base Amount set forth in Exhibit 1.1(a), and all as finally determined pursuant to Section 2.3;

                  (ii) plus all cash and cash equivalents on the Closing Balance Sheet;

                  (iii)    less One Hundred Six Thousand Dollars ($106,000).

         "Confidential Information" shall mean all written or unwritten information about any Person and its business that is not available to the general public, including proprietary information, trade secrets, formulae, operational and financial data, product and process specifications and related costs, price and sales information, marketing methods, systems and procedures, data bases, computer programs and other computerized information, employee qualifications, salaries and resumes, client and consumer lists and all records (including computer records) and documents containing such information.

         "Contract" shall mean any agreement, contract, Real Property Lease, other lease, obligation, nongovernmental license or commitment to which the Company is a party or by which the Company or the Business is bound, whether oral or written, including any of the foregoing relating to Intellectual Property.

         "Disclosure Schedule" shall mean the schedule attached to and incorporated in this Agreement which sets forth the exceptions to the representations and warranties contained in Article IV of this Agreement and certain other information called for by Article IV.

         "Encumbrance" shall mean any claim, lien, pledge, mortgage, deed of trust, security interest, restriction, easement, option or other preemptive right, leasehold, possessory right, encumbrance or other similar right, except for restrictions on the transfer or sale of the Shares as may be imposed by federal or state securities laws.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations issued pursuant thereto.

         "Environmental Law" shall mean any federal, state, local or foreign statute, rule, regulation, order or judgment of any Governmental Authority designed to minimize, prevent, punish or remedy the consequences of, actions that damage or threaten the environment (including land surface, subsurface strata, above- and below-ground water, indoor and outdoor air and plant and animal life) or threaten public health or safety.

         "Equipment" shall mean all furnishings, machinery, supplies, equipment, tools and other tangible personal property used in or related to the Business, wherever located, including those items set forth in Exhibit 1.1(b).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         "FDA" shall mean the United States Food and Drug Administration.

         "Financial Statements" shall mean the Company's unaudited balance sheets dated as of December 31, 2002 and June 30, 2003 (which are "the Balance Sheets") and the related statements of income, attached to this Agreement as
Exhibit 1.1(c).

         "Fixtures" shall mean all structures, portions of structures, roofs, elevators, heating or cooling systems, plumbing or water systems, electrical or gas systems, and other fixtures, improvements or similar tangible property (other than Equipment) used in or related to the Business, wherever located.

         "GAAP" shall mean generally accepted accounting principles for financial reporting in the United States.

         "Governing Documents" shall mean, with respect to:

         (a) a corporation, the articles or certificate of incorporation and bylaws;

         (b) a general partnership, the partnership agreement and any statement of partnership;

         (c) a limited partnership, the limited partnership agreement and certificate of limited partnership;

         (d) a limited liability company, the articles of organization and operating agreement; and

         (e) a different form of entity, any charter or similar document adopted or filed in connection with the organization of such entity;

plus, in each case (i) all equity holders' agreements, voting agreements, joint venture agreements, registration rights agreements and other agreements relating to the organization of such Person or to the rights and obligations of the equity holders of such Person, and (ii) all amendments to any of the foregoing.

         "Governmental Authority" shall mean any:

         (a) nation, state, county, city, town, borough, village, or district;

         (b)      federal, state, local, municipal, foreign or other government;

         (c) agency, branch, department, board, commission, court, tribunal or other entity exercising administrative, executive, judicial, legislative, police, regulatory or taxing authority;

         (d)      multinational organization; or

         (e)      official of any of the foregoing.

         "GPO" shall mean any group purchasing association.

         "Hazardous Substance" shall mean any substance, material or waste that is subject to regulation, control or mediation under any Environmental Law.

         "including" shall mean including without limitation.

         "Intellectual Property" shall mean all Copyrights, Patents, Know-How, Trademarks and rights (including moral rights) held by the Company or used in the Business, including the items set forth on Schedule 4.14(a). For purposes of this definition:

         (a) "Copyrights" shall mean registered claims of copyright, assignments of copyright, design rights, rights to mask works and database rights, and registrations and applications for registration of any of the foregoing;

         (b) "Know-How" shall mean methods, devices, technology, software, trade secrets, industrial designs, instrument drawings, know-how, show-how, technical and training manuals and documentation and other proprietary information, including proprietary processes, designs and formulae, and invention disclosures and rights in inventions;

         (c) "Patents" shall mean United States patents and United States patent applications, continuations, continuations-in-part, divisions, reissues, reexam certificate, extensions, and foreign counterparts of such patents and related items; and

         (d) "Trademarks" shall mean (i) United States registered trademarks and United States registered service marks, applications for registration of such trademarks and service marks, renewal registrations and applications for renewal registrations, extensions and foreign counterparts of such registered trademarks, registered service marks and related items; (ii) material unregistered trademarks and service marks; (iii) corporate names, business names and trade names, whether registered or unregistered; and (iv) internet domain names and associated addresses and URLs.

         "Inventory" shall mean (i) all inventory held for resale with respect to the Business, including all inventory on consignment, and (ii) all raw materials, parts, supplies, components, work-in-process, finished products and packaging materials and similar items with respect to the Business, in each case wherever located.

         "Key Executives" shall mean (i) James Dal Porto, (ii) James Talevich,
(iii) Robert Keahey, and (iv) Roger Massengale.

         "Kitting Business" shall mean that portion of the Business consisting of manufacturing, distributing and/or selling products other than Bone Cement Delivery System and Discogram Products.

         "knowledge" shall mean, (i) with respect to Seller, the knowledge of any of the Key Executives, and (ii) with respect to Buyer, the knowledge of Stuart Essig, John Tinkham, John Henneman, III, or David Holtz; provided, that, in each case, such individual shall be deemed to have knowledge if: (x) he has actual knowledge, or (y) a prudent individual would acquire actual knowledge in the course of a reasonable investigation regarding the accuracy of the relevant representation or warranty in this Agreement.

         "Law" shall mean any federal, state, local or foreign statute, rule, regulation, order, or judgment of any Governmental Authority applicable to the Company or the Business, including any Environmental Law.

         "Leased Real Property" shall mean the real property subject to the Sublease.

         "Losses" shall mean all costs, losses (including diminution in value), Taxes, liabilities, obligations, damages, Actions, claims, costs of mitigation or remedial action, and expenses, including reasonable attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, whether or not pursuant to a third-party claim.

         "Material Adverse Effect" or "Material Adverse Change" shall mean a material adverse effect on, or change in, the condition (financial or other), business, results of operations, cash flows, assets, prospects, liabilities or operations of the Company or the Business, taken as a whole.

         "Ordinary Course" shall mean the following: An action taken by a Person will be deemed to have been taken in the Ordinary Course only if that action:

         (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

         (b) does not require authorization by the board of directors or equity holders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other special authorization of any nature; and

         (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

         "Owned Fixtures and Equipment" shall mean all Fixtures and Equipment owned by the Company.

         "Paragon Business" shall mean that portion of the Company's current business consisting of the manufacture, distribution or sale of Paragon products (including Paragon pumps, Paragon Administration Sets, and trays containing Paragon Administration Sets).

         "Permit" shall mean any license, permit, authorization, certificate or order of any Governmental Authority used in or related to the Business, including any environmental permit.

         "Person" shall mean any individual, corporation, general or limited partnership, limited liability company, trust, Governmental Authority or other entity.

         "Pro Forma Financial Statements" shall mean an unaudited balance sheet for the Business (excluding, in accordance with the definition of "Business", the C-Bloc Business and Paragon Business inventory, but inclusive of accounts receivable of the Company relating to C-Bloc Business products sold by the Company), dated as of June 30, 2003, and a related statement of income for the six-month period ended on such date, attached to this Agreement as Exhibit 1.1(e).

         "Real Property Lease" shall mean any agreement pursuant to which the Company holds a possessory interest in any of the Leased Real Property, and all amendments thereto and renewals or extensions thereof.

         "Representative" shall mean, with respect to any Person, any officer, director, principal, attorney, agent, employee or other representative of such Person.

         "Seller Release" shall mean a release, executed by Seller, in the form attached hereto as Exhibit 1.1(f).

         "Sublease" shall mean the Sublease, dated as of the Closing, between Seller and the Company, with respect to the San Antonio Lease.

         "Transition Services Agreement" shall mean the Transition Services Agreement, dated as of the Closing, between Seller and the Company, in substantially the form attached hereto as Exhibit 1.1(g).

         1.2      OTHER DEFINED TERMS

         Each of the following terms shall have the meaning given it in the Section set forth opposite such term below:

        Term                                                           Section
        ----                                                           -------
Acquisition Proposal                                                  6.6
Agreement                                                             Preamble
Business Employees                                                    4.21(a)
Buyer                                                                 Preamble

Buyer Indemnified Persons                                             11.2(a)
Closing                                                               2.4
Closing Agenda                                                        8.5
Closing Date                                                          2.4
Code                                                                  4.25(a)
Company                                                               Recitals
Dispute Notice                                                        2.3(c)
Employee Plan                                                         4.21(b)
Indemnity Claim                                                       11.2(c)(i)
Indemnity Claim Notice                                                11.2(c)(i)
Material Consents                                                     9.2
Per Diem Taxes                                                        11.2(f)(iii)(A)
Permitted Encumbrances                                                4.12(b)
Post-Closing Tax Period                                               4.25(h)
Pre-Closing Tax Period                                                4.25(e)
Purchase Price                                                        2.2
Regulatory Problems                                                   11.2(g)
San Antonio Lease                                                     4.12(c)
Seller                                                                Preamble
Seller Indemnified Persons                                            11.2(b)
Shares                                                                Recitals
Straddle Period                                                       4.25(e)
Superior Offer                                                        10.1(d)
Tax Claim                                                             11.2(f)(v)(A)
Tax Period                                                            4.25(a)
Tax Returns                                                           4.25(a)
Taxes                                                                 4.25(a)
Taxing Authority                                                      14.4

                                   ARTICLE II
                      PURCHASE AND SALE OF SHARES; CLOSING

         2.1      TRANSFER OF SHARES

         At the Closing, Seller will sell and transfer to Buyer, and Buyer will purchase from Seller, the Shares, free and clear of all Encumbrances.

         2.2      PURCHASE PRICE

         The purchase price for the Shares (the "Purchase Price") shall be:

                  (a) $6,000,000 (Six Million Dollars ) (which portion of the Purchase Price shall be payable at the Closing by wire transfer of immediately available funds from Buyer to an account or accounts designated by Seller); plus or minus

         (b) the amount of the adjustment provided for in Section 2.3 of this Agreement (which adjustment amount shall be paid after the Closing as provided in Section 2.3 of this Agreement).

         2.3      POST-CLOSING ADJUSTMENT

         (a) Closing Balance Sheet. No later than forty-five calendar (45) days after the Closing, Buyer shall deliver to Seller: (i) a balance sheet for the Company as of the Closing Date (the "Closing Balance Sheet") and (ii) a calculation of the Closing Amount. The Closing Balance Sheet shall be prepared, and the calculation of the Closing Amount shall be made, in all respects in a manner consistent with, and using the same accounting methods used in, the preparation of the Balance Sheet as of June 30, 2003; provided, however, that there shall not be reflected on the Closing Balance Sheet any liabilities for
(a) severance obligations or "stay on" bonus amounts; (b) amounts payable under the 2003 Management Incentive Plan, or (c) Christmas bonus amounts. Seller shall provide reasonable assistance, as requested, in the preparation of the Closing Balance Sheet and the calculation of the Closing Amount.

         (b) Review and Cooperation. Seller shall have the right to review the Closing Balance Sheet, and Buyer will cooperate with Seller in the review process and will provide Seller reasonable access to all Company information used in the preparation of the Closing Balance Sheet.

         (c) Dispute Resolution. Pursuant to such review, no later than thirty calendar (30) days after its receipt of the Closing Balance Sheet, Seller shall deliver to Buyer a notice (the "Dispute Notice") describing any item or amount in the Closing Balance Sheet that is disputed by Seller. The parties shall attempt to resolve any such dispute, but if they cannot do so within fifteen calendar (15) days after the date that Buyer receives the Dispute Notice, then the parties shall jointly select an independent accountant to do so, which the parties initially agree will be KPMG LLP, if such firm will accept such appointment. The determination made by such independent accountant will be final and binding on the parties, and Buyer, on the one hand, and Seller, on the other hand, will share equally the cost of retaining such independent accountant.

         (d) Adjustment Payment. If it is determined, pursuant to Sections 2.3(a), (b) and (c) above, that the Closing Amount is less than the Base Amount, then, not later than five (5) business days after such determination, Seller will pay to the Company the difference between the two, by wire transfer of immediately available funds. If it is determined, pursuant to Sections 2.3(a),
(b) and (c) above, that the Closing Amount is greater than the Base Amount, then, not later than five (5) business days after such determination, Buyer will pay to Seller the difference between the two, by wire transfer of immediately available funds.

         2.4      CLOSING

         The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place on October 31, 2003, provided that the conditions set forth in Article VIII and IX have been satisfied or waived, or on such other date as the parties may agree (in any case, the "Closing Date"). The Closing shall be effective for all purposes as of 11:59 p.m. on the Closing Date.

                                   ARTICLE III
                                   [RESERVED]

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV; however, any information disclosed therein under any section number shall be deemed disclosed and incorporated into any other section of the Disclosure Schedule where it is cross-referenced. Except as otherwise set forth on the Disclosure Schedule, Seller represents and warrants to Buyer as follows:

         4.1      ORGANIZATION AND QUALIFICATION; NO SUBSIDIARIES OR OTHER
INTERESTS

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct the Business as it is currently being conducted and to own and lease its properties and assets. The Company is qualified to do business as a foreign corporation and in good standing in the jurisdictions listed on
Schedule 4.1(a), and the Company does not engage in business or own properties such as to require it to qualify to do business in any other jurisdiction, except where the failure to do so would not have a Material Adverse Effect. The Company has no subsidiaries and owns no direct or indirect interest in any Person. The Company is not a participant in any joint venture, partnership or similar arrangement.

         4.2      AUTHORIZATION, ETC.

         (a)      Power and Actions Taken.

                  (i) Seller. Seller has full corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, to consummate the transactions contemplated on its part under this Agreement, and to perform its obligations under this Agreement. Seller has full corporate power and authority, and has taken or at the Closing will have taken all corporate action necessary, to execute and deliver any Additional Agreement to which it is a party, to consummate the transactions contemplated on its part under any such Additional Agreement, and to perform its obligations under any such Additional Agreement.

                  (ii) The Company. The Company has all requisite corporate power and authority, and has taken or at the Closing will have taken all corporate action necessary, to execute and deliver any Additional Agreement to which it is a party, to consummate the transactions contemplated on its part under any such Additional Agreement, and to perform its obligations under any such Additional Agreement.

         (b)      Due Execution, Delivery and Enforceability.

                  (i) Seller. Seller has duly executed and delivered this Agreement, and this Agreement is a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in law or at equity). At the Closing, Seller will have duly executed and delivered each Additional Agreement to which Seller is a party, and each such Additional Agreement will be a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in law or at equity).

                  (ii) The Company. At the Closing, the Company will have duly executed and delivered each Additional Agreement to which it is a party, and each such Additional Agreement will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in law or at equity).

         4.3      NO CONFLICT OR VIOLATION

         The execution, delivery and performance of this Agreement by Seller and of any Additional Agreement to which Seller and/or the Company is a party by Seller and/or the Company: (a) will not violate or conflict with the Governing Documents of Seller or the Company; (b) will not violate any Law; and (c) except as set forth on Schedule 4.3(c), will not violate, conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any Encumbrance upon any of the assets of the Company or the Business pursuant to, any Contract to which the Company or Seller is a party or to which any assets of the Company or the Business are subject.

         4.4      THIRD-PARTY CONSENTS

         No consent or approval of, notice to, or filing with, any Person is required to be obtained, given or made by Seller or the Company to permit Seller to transfer the Shares to Buyer, except any such consent, approval, notice or filing that has been listed on Schedule 4.3(c).

         4.5      BROKERS

         Other than with respect to First Albany Corporation (whose fees will be paid by Seller), none of Seller, the Company and their respective agents have incurred any obligation for brokerage fees or similar payments on behalf of the Company or Seller in connection with the transactions contemplated by this Agreement.

         4.6      FINANCIAL STATEMENTS

         (a) Financial Statements. The Financial Statements: (i) have been prepared from and are in accordance with the Books and Records; (ii) have been prepared in accordance with GAAP; and (iii) fairly present, in accordance with GAAP, the financial condition and the results of operations, changes in stockholders equity and cash flows of the Company as at the dates of and for the periods referred to therein.

         (b)      Pro Forma Financial Statements. Except as set forth in
Schedule 4.6(b), the Pro Forma Financial Statements: (i) have been prepared from and are in accordance with the Books and Records; and (ii) fairly present the financial condition and results of operations of the Business as of the date and for the period referred to therein.

         4.7      NO MATERIAL ADVERSE CHANGE

         Since the Balance Sheet Date as of June 30, 2003, there has been no Material Adverse Change, or event or circumstance that will, or could reasonably be expected to, result in a Material Adverse Change (other than as a result of any change in general economic, business or political conditions not having a disproportionate effect on the Business compared to its effect on other entities engaged in businesses similar to the Business).

         4.8      ABSENCE OF CERTAIN CHANGES AND EVENTS SINCE BALANCE SHEET DATE

         Except as set forth on Schedule 4.8, since the Balance Sheet Date the Business has been conducted only in the Ordinary Course, and there has not been any:

         (a) change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

         (b)      amendment to the Governing Documents of the Company;

         (c) damage to or destruction or loss of any asset of the Company, whether or not covered by insurance, which had a Material Adverse Effect or would, if it had not been covered by insurance, have had a Material Adverse Effect;

         (d) entry into, termination of, or receipt of notice of termination of (x) any material Contract or (y) any Contract with a GPO, whether or not material;

         (e) sale (other than sales of inventory in the Ordinary Course), lease, or other disposition of any asset or mortgage, pledge, or imposition of any Encumbrance on any material asset of the Company;

         (f) waiver of any claim or right having a material value to the Business;

         (g)      material change in the accounting methods used by the Company;
or

         (h) agreement, whether oral or written, by the Company or Seller to do any of the foregoing.

         4.9      PERMITS

         Schedule 4.9 contains a list of the Permits that is complete and accurate. Seller has provided to Buyer true and complete copies of the Permits in effect as of the date hereof, including any amendments thereto. To Seller's knowledge the Permits constitute all licenses, permits, authorizations, certificates or orders of any Governmental Authority which are required to operate the Business as it is now being conducted, except for Permits (if any) where the failure of the Company to secure such Permits would not have a Material Adverse Effect. There is no pending, and, to Seller's knowledge, no threatened, Action to audit, repeal, fail to renew or challenge any such Permit.

         4.10     COMPLIANCE WITH CERTAIN LAWS AND PERMITS

         Except with respect to Environmental Laws and Permits thereunder (which are covered in Section 4.22), to Seller's knowledge the Company has not violated any Law or Permit, except where such violation has not had, will not have and could not reasonably be expected to have, a Material Adverse Effect, and neither the Company nor Seller has received any notice to the effect that, or otherwise been advised that, the Company or the Business is not in compliance with any Law or Permit.

         4.11 TITLE TO SHARES; TITLE TO AND CONDITION OF CERTAIN ASSETS; SUFFICIENCY OF ASSETS

         (a) Title to Shares. The authorized equity securities of the Company consist of 1,000 (One Thousand) shares of common stock, $0.001 par value per share, of which 100 (One Hundred) shares are issued and outstanding and constitute the Shares. Seller is the record and beneficial owner and holder, free and clear of all Encumbrances, of the Shares, except for the lien of Silicon Valley Bank, which is being released at the Closing. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares. The Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except for this Agreement, there are no agreements or arrangements relating to the issuance, sale, or transfer of the Shares. None of the Shares was issued in violation of any preemptive right. There are no outstanding or authorized options, warrants, preemptive, conversion or other rights, agreements or commitments to which Seller or the Company is a party or which are binding upon Seller or the Company providing for the issuance, redemption, disposition or acquisition, sale or transfer of any equity securities of the Company.

         (b) Title to and Condition of Certain Assets; Sufficiency of Assets. The Company has good and marketable title to the Owned Fixtures and Equipment, the Inventory and the other tangible, non-real property assets owned by the Company, free and clear of any Encumbrances except for the liens of Silicon Valley Bank on the Company's assets, which liens are being released at the Closing. The Fixtures and the Equipment are usable and operable, in good working order and condition, and are in a reasonable state of repair, subject only to ordinary wear and tear, and have been subject to regular maintenance. Except as set forth on Schedule 4.11(b), the assets owned by the Company constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business as currently being conducted, and are sufficient for the continued conduct of the Business in substantially the same manner as conducted prior to the Closing.

         4.12     REAL PROPERTY

         (a) Owned Real Property. The Company does not own, and has not owned, any real property in fee.

         (b) Leased Real Property. Schedule 4.12(b) contains a complete and accurate list of the Leased Real Property and there are no subleases or agreements to sublease (other than this Agreement) or other tenancies in effect with respect to the Leased Real Property.

         (c) San Antonio Lease. Seller is the lessee under the lease governing the property occupied by the Company and located at 12001 Network Boulevard, Building F, Suites 205, 208 and 210, San Antonio, Texas 78249 (the "San Antonio Lease"). The term of the San Antonio Lease ends on December 31, 2005. Under the terms of the San Antonio Lease, Seller has the right to enter into the Sublease, with the consent of the lessor.

         4.13     CERTAIN CONTRACTS AND COMMITMENTS

         (a) Certain Contracts Listed. Schedule 4.13(a) contains a complete and accurate list (and description, if the Contract is oral) of all Contracts currently in effect:

                  (i) that the Company has entered into with GPOs, distributors or surgeons;

                  (ii) under which the Company is required to make payments of (or deliver goods and services having a value of) more than $15,000 (Fifteen Thousand Dollars) in any year;

                  (iii) that are not cancelable by the Company upon 30 days' or less notice without penalty; or

                  (iv) that are of the following types: (A) collective bargaining agreement or contract with any labor union; (B) Contract or arrangement with any employee or Affiliate (or family member of either), including loan or arrangement governing the right to use assets used in the Business; (C) confidentiality agreement restricting the Company from disclosing any information; (D) confidentiality agreement restricting others from disclosing any information regarding the Company; (E) non-compete agreement restricting the Company, its Affiliates, or any of the Key Executives from freely engaging in business anywhere in the world; (F) other agreement binding or purporting to bind Affiliates of the Company; (G) non-compete agreement with the Company restricting others from freely engaging in business in competition with the Company anywhere in the world; (H) power of attorney or agency agreement; (I) Real Property Lease; or (J) Contract entered into other than in the Ordinary Course.

         (b) Enforceability, etc. The Contracts described in Section 4.13(a) above, whether or not actually listed on Schedule 4.13(a), are valid and legally binding obligations of the Company and, to the knowledge of Seller, of the other parties thereto, enforceable in accordance with their terms against the Company and, to the knowledge of Seller, against the other parties thereto, in each case except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in law or at equity). The Company has not breached any such Contract in any material respect. Neither the Company nor Seller has received any notice of alleged breach, and Seller has no knowledge of any material breach by any other party. Neither the Company nor Seller has received any notice of termination or non-renewal under any such Contract. Seller has provided to Buyer true and complete copies of all Contracts described in Section 4.13(a), including any amendments thereto.

         4.14     TITLE TO INTELLECTUAL PROPERTY

         (a) List. Schedule 4.14(a) contains a complete and accurate list of the Intellectual Property.

         (b) Title to Intellectual Property. The Company's right, title and interest in the Intellectual Property, if any, as owner or, subject to the terms of any applicable license, as licensee, is valid, enforceable, and uncontested, and is free and clear of all Encumbrances (except to the extent any of the Intellectual Property is licensed to the Company and except for the liens of Silicon Valley Bank on the Company's assets, which liens are being released at the Closing), and, except as set forth in Schedule 4.14(a), all of the Intellectual Property is either owned by, licensed to or otherwise available for lawful use by the Company.

         (c) No Infringement. To Seller's knowledge, there is no infringement, unlawful use or default by any third party under any license or other Contract with respect to the Intellectual

Property. The Company is not in material default under any such license or other Contract, or infringing upon any rights of any third party, in its use of the Intellectual Property (nor does any Intellectual Property provided by the Company to its direct or indirect customers for their use infringe upon the rights of any third party), and neither the Company nor Seller has received any notice alleging any such default or infringement. The Company does not now utilize, nor shall it be necessary, in order for the Business to continue to operate as currently conducted for the Company to utilize, any Intellectual Property of any Company employee made prior to such employee's employment by the Company, except for Intellectual Property that has been assigned to the Company.

         4.15     LITIGATION

         There is no Action pending or, to Seller's knowledge, threatened: (i) except as set forth on Schedule 4.15, relating to the Company or the Business; or (ii) seeking to delay, limit or enjoin any transaction contemplated by this Agreement.

         4.16     INVENTORY

         Schedule 4.16 contains a complete and accurate list of addresses at which Inventory is located. All Inventory reflected in the Balance Sheets and all other Inventory acquired by the Company since the Balance Sheet Dates was acquired in the Ordinary Course and in a manner consistent with the Company's regular inventory practices. Except for demonstration Inventory, all such Inventory is in good and saleable condition. Except as set forth on Schedule 4.16, no Inventory is held by any Person (including any Affiliate of the Company) on consignment. Except as set forth on Schedule 4.16 and except for Inventory for which a valuation reserve has been taken on the Balance Sheets or on the Company's books after the Balance Sheet Dates, there is no excessive and obsolete Inventory (it being agreed that, for the purposes of this Section 4.16 the term "excessive and obsolete Inventory" shall refer to any Inventory which
(i) cannot be sold at current prices in the Ordinary Course, (ii) is not usable in the production of current products or (iii) consists of on-hand quantities in excess of two (2) years' historical sales or usage, as applicable.

         4.17     CERTIFICATIONS; PRODUCT SAFETY

         Except as set forth in Schedule 4.17, all operations of the Company are compliant, in all material respects, with the applicable FDA Quality System Regulations, and there is no pending, and, to Seller's knowledge, no threatened, Action to audit, repeal, fail to renew or challenge any such certification. Except as set forth in Schedule 4.17, (i) none of the Company, Seller, or any of their respective Affiliates has been required to file any notification or other report with or provide information to any product safety agency, commission, board or other Governmental Authority of any jurisdiction concerning actual or potential hazards with respect to any product purchased, distributed, sold or leased, or with respect to service rendered, by the Company or the Business or any employee or agent thereof, and (ii) to Seller's knowledge, each product distributed, sold or leased, or service rendered, by the Company or the Business complies in all material respects with all product safety standards of each applicable product safety agency, commission, board or other Governmental Authority.

         4.18     CERTAIN RELATIONSHIPS

         Except as set forth in Schedule 4.18, none of the Company, Seller or their respective Affiliates has received written notice that, and Seller has no knowledge that, any customer or distributor of, or supplier or licensor to, or GPO contracting with, the Company or the Business has taken any action or clearly intends to take any action, which could reasonably be expected to materially adversely affect the business relationship of the Company or the Business with such customer, distributor, supplier, licensor or GPO.

         4.19     EXPORT

         The Company has not sold, directly or indirectly through any Affiliate, or (to Seller's knowledge) through a distributor or other Person, any products in or to any of the following countries (or to any Person acting on behalf of any of the following countries): the Balkans, Burma (Myanmar), Cuba, Iran, Iraq, Liberia, Libya, North Korea, Sierra Leone, Sudan, Syria, Yugoslavia, the Taliban in Afghanistan or UNITA in Angola.

         4.20     INSURANCE

         Schedule 4.20 contains a complete and accurate list of all policies or binders of fire, liability, worker's compensation, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, and a general description of the type of coverage provided) maintained by the Company or Seller on the Business or the Business Employees. Such insurance provides coverage to the extent and in the manner required by Law, required by any material Contract and customary in the industry. Neither the Company nor Seller (i) is in material default under any such policy or binder,
(ii) has received any notice alleging any default under any such binder or policy, (iii) has any received any notice requesting any repair or modification pursuant to such policy or binder, or (iv) has received any notice of termination or non-renewal with respect to any such policy or binder.

         4.21     EMPLOYEES AND PLANS

         (a) Business Employees. Schedule 4.21(a) lists all current employees of the Company who work in the Business (the "Business Employees"), stating their names, job titles, hourly rate of compensation or base salary for the current and prior fiscal years, total compensation for such fiscal years, the commencement dates of their employment, and accrued vacation.

         (b) Employee Plans or Policies. There does not exist, with respect to the Business Employees, the Company or the Business: (i) except as set forth on Schedule 4.13(a), any employment contract (all Business Employees are "at-will" employees); (ii) except as set forth on Schedule 4.21(b), any "employee benefit plan" (as defined under Section 3(3) of ERISA), welfare, incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, fringe benefit, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plan, policy, program, practice or arrangement maintained or contributed to by the Company, Seller or any of their respective Affiliates (each, an "Employee Plan"); (iii) any right on the part of any former Business Employee to be rehired prior to the hiring of any new employee; (iv) any obligation to provide retiree medical benefits; or (v) any request for union representation, strike, or labor dispute.

         (c) Compliance. Each Employee Plan has been maintained and operated in material compliance with all applicable Laws, including ERISA and the Code. The Company (i) has no material liability to any Employee Plan which is subject to Title IV of ERISA, and (ii) has not incurred any material excise Tax or other penalty under ERISA or the Code. Except pursuant to any Contract disclosed or required to be disclosed in Schedule 4.13(a), no Business Employee will become entitled to any payment or increase in compensation or benefits as a result of the transactions contemplated hereby.

         4.22     ENVIRONMENTAL MATTERS

         Neither the Company nor Seller has received any notice, citation, inquiry or complaint from any Governmental Authority with respect to the Leased Real Property relating to Environmental Laws. To the knowledge of Seller, the Company has complied in all material respects with all Environmental Laws and no material violation of any Environmental Law by the Company exists with respect to the Leased Real Property. To the knowledge of Seller, any Hazardous Substances generated or handled on the Leased Real Property during the Company's possession thereof have been stored, transported, treated and disposed of in a lawful manner.

         4.23     NO UNDISCLOSED LIABILITIES

         The Company has no liabilities or obligations (whether absolute, accrued or contingent, whether matured or unmatured, and whether known or unknown) except: (i) liabilities which are reflected on the balance sheet included in the Pro Forma Financial Statements; (ii) current liabilities incurred in the Ordinary Course since the Balance Sheet Dates; (iii) liabilities to Silicon Valley Bank, all of which are being released at the Closing; and (iv) liabilities described in the Disclosure Schedule.

         4.24     BOOKS AND RECORDS

         (a) Books of Account and Other Financial Records. Those Books and Records of the Company consisting of books of account and other financial records, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

         (b) Corporate Minute Books. The minute corporate books of the Company, all of which have been made available to Buyer, contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the board of directors and committees of the board of directors of the Company and no meeting of any such stockholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minutes books. Seller has provided to Buyer true and correct copies of the minute books of the Company since the Company's inception.

         (c) Possession. Except as contemplated under the Transition Services Agreement, at Closing, all Books and Records will be in the possession of the Company.

         4.25     TAXES

         (a) The Company has filed or had filed on its behalf all Tax Returns that it was required to file (separately or as part of a consolidated, combined or unitary group) with the appropriate Taxing Authority (as defined in
Section 14.4). All such Tax Returns are accurate, true and complete. The Company is not currently the beneficiary of any extension of time to file any such Tax Return. Seller has delivered or otherwise made available to Buyer complete and accurate copies of all of the Company's Tax Returns for the Tax Periods of the Company as to which the statutes of limitations with respect to Taxes have not expired. For purposes of this Agreement, "Taxes" means, with respect to any Person, all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including any federal, state, local or foreign income, gross receipts, license, severance, occupation, capital gains, premium, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the "Code")), customs, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), corporation, import, export, duties, registration, excise, sales, use, value-added, fringe benefits, occupancy, franchise, real property, personal property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen's compensation or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, for which such Person may be liable (including any such Tax related to any other Person for which such Person is liable, by contract, as transferee or successor, by law (including as a result of the application of Treas. Reg. ss.1.1502-6) or otherwise). For purposes of this Agreement, "Tax Returns" means any return (including information return), report, notice, form, declaration, claim for refund, estimate, election, or information statement or other document relating to any Tax, including any schedule or attachment thereto, and any amendment thereof, filed or to be filed with any Taxing Authority. For purposes of this Agreement, "Tax Period" means any period prescribed by any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

         (b) The Company has timely paid (or had paid on its behalf) all Taxes that have become due. The accruals and reserves with respect to Taxes (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet are adequate (determined in accordance with GAAP) to cover all Taxes accruing or payable with respect to Tax Periods (or portions thereof) ending on or before the date thereof, and all Taxes attributable to the period commencing on the day following the date of the Balance Sheet have arisen and been paid in the Ordinary Course. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the proper Taxing Authority. The Company has no nexus for sales tax purposes outside of the State of Texas and does not have exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions as to which the Company would have been obligated to collect or withhold Taxes.

         (c) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon any of the assets of the Company. None of the assets of the Company is required to be treated for Tax purposes as being owned by any other Person.

         (d) There are currently no deficiencies for Taxes (other than for current Taxes not yet due and payable) of the Company. No examination, audit, subpoena, request for information of any Company Tax Return (or of any consolidated, combined or unitary group for a period for which the activities of the Company were included on the Tax Return of such group) by any Taxing Authority is currently in progress or, to the knowledge of Seller, threatened or contemplated, nor have Seller or the Company entered into any settlement agreement with any Taxing Authority with respect thereto. There are no matters under discussion with any Taxing Authority with respect to Taxes of the Company.
Schedule 4.25(d) of the Disclosure Schedule sets forth the Company Tax Returns which have been audited within the last six (6) years by the relevant Taxing Authority for each period set forth in Schedule 4.25(d) of the Disclosure Schedule. No power of attorney has been executed by or on behalf of the Company with respect to any matters relating to Taxes that is currently in force. No extension or waiver of a statute of limitations relating to Taxes is in effect with respect to the Company. The Company (nor the members of any consolidated, combined or unitary group with which the Company has filed group Tax Returns) has not been notified in writing by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return (or the consolidated, combined or unitary group with respect to which the Company filed Tax Returns for any Tax Period was required to file any Tax Return for such Tax Period) that was not filed. Seller has delivered or otherwise made available to Buyer complete and accurate copies of all statements of deficiencies for Taxes asserted against, or agreed to by the Company or any other entity on behalf of the Company for the Tax Periods of the Company as to which the statutes of limitations with respect to Taxes have not expired.

         (e) The Company has not been a member of a group with which it has filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Seller. The Company is not liable for the Taxes of any Person, other than Seller and its Affiliates under Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise for any Pre-Closing Tax Period. For purposes of this Agreement, "Pre-Closing Tax Period" means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date. For purposes of this Agreement, "Straddle Period" means any Tax Period that includes but does not end on the Closing Date.

         (f) The Company is not obligated to make, and as a result of any event connected with the transactions contemplated by this Agreement will not become obligated to make, any "excess parachute payment" within the meaning of
Section 280G of the Code or any similar
payment that is not fully deductible for Tax purposes under any foreign, state or local law resulting from the transactions to be executed pursuant to this Agreement.

         (g) There are no Tax sharing, indemnity, allocation or similar agreements in effect as between the Company (or any predecessors thereof) and any other party. The Company does not have any contractual obligations to indemnify any other Person with respect to Taxes.

         (h) The Company will not be required to recognize for Tax purposes in a Post-Closing Tax Period any income or gain which would otherwise have been required to be recognized under the accrual method of accounting in a Pre-Closing Tax Period as a result of Seller or the Company making a change in method of accounting or otherwise deferring the recognition of income or gain to a Post-Closing Tax Period as a result of the accounting method used in a Pre-Closing Tax Period. For purposes of this Agreement, "Post-Closing Tax Period" means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

         (i) The Company is not a party to any joint venture, partnership or other agreement, arrangement or contract that is treated as a partnership for Tax purposes.

         (j) The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of federal, state, local or foreign law.

         (k) The Company has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

         (l) The Company has not made an election, nor is required, to treat any of its assets as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code or under any comparable provision of foreign, state or local Tax law. The Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of foreign, state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state or local law) apply to any disposition of any asset of the Company.

         (m) None of the Company, Seller or any of their Affiliates has requested or received any ruling from any Taxing Authority, or signed any binding agreement with any Taxing Authority that would impact the amount of Tax liability of the Company after the Closing Date. Since January 1, 2002, none of the Company, Seller or any of their Affiliates has entered into any closing agreement or settled or agreed to settle any claim or assessment for Taxes relating to the Company which involves a payment of $25,000 or more to any Taxing Authority.

         (n) To the knowledge of Seller, all terms of any agreements (whether written or oral) between the Company, on the one hand, and Seller or its Affiliates, on the other hand, are on an arm's-length basis.

         4.26     [RESERVED]

         4.27     BANK ACCOUNTS

         Schedule 4.27 contains a complete and accurate list of the Company's bank accounts and the authorized signatories thereon.

         4.28     DISCLOSURE

         No representation or warranty of Seller contained in Article IV of this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading.

                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         5.1      ORGANIZATION, AUTHORIZATION, ETC.

         (a) Power and Actions Taken. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement and each Additional Agreement to which it is a party, to consummate the transactions contemplated on its part under this Agreement and each such Additional Agreement, and to perform its obligations under this Agreement and each such Additional Agreement.

         (b) Due Execution, Delivery and Enforceability. Buyer has duly executed and delivered this Agreement, and this Agreement is a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in law or at equity). At the Closing, Buyer will have duly executed and delivered each Additional Agreement to which it is a party, and each such Additional Agreement will be a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding in law or at equity).

         5.2      NO CONFLICT OR VIOLATION

         The execution, delivery and performance by Buyer of this Agreement and each Additional Agreement to which it is a party: (i) will not violate or conflict with the Governing Documents of Buyer; (ii) will not violate any federal, state, local or foreign statute, rule, regulation, order or judgment of any Governmental Authority applicable to Buyer; and (iii) will not violate, conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any contract, lease or agreement to which Buyer is a party, except for any such violation, conflict or default which would not materially impair Buyer's ability to perform its obligations under this Agreement or any such Additional Agreement.

         5.3      THIRD-PARTY CONSENTS

         No consent or approval of, notice to, or filing with, any Person is required to be obtained, given or made by Buyer to permit Buyer to purchase the Shares from Seller.

         5.4      NO BROKERS

         Buyer and its agents have incurred no obligation for brokerage fees or similar payments in connection with the transactions contemplated by this Agreement.

         5.5      INVESTMENT REPRESENTATION

         Buyer is acquiring the Shares for its own account, for investment, and not with a view toward a distribution of such Shares.

         5.6      DISCLOSURE

         No representation or warranty of Buyer contained in Article V of this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading.

                                   ARTICLE VI
                         PRE-CLOSING COVENANTS OF SELLER

         6.1      ACCESS AND INVESTIGATION

         Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and shall cause the Company to) (a) afford Buyer and its Representatives (collectively, "Buyer Group") full and free access, during regular business hours, to the Company's personnel, properties, Contracts, Permits, Books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Company; (b) furnish Buyer Group with copies of all such Contracts and Permits, and copies of such other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's continuing investigation of the Business.

         6.2      OPERATION OF THE BUSINESS OF THE COMPANY

         Between the date of this Agreement and the Closing, Seller shall (and shall cause the Company to):

         (a) except as otherwise consented to by Buyer in writing, conduct the Business only in the Ordinary Course, except that the Company may (i) make cash dividends or cash distributions to Seller, (ii) transfer non-Business inventory to Seller, (iii) repay in cash or accept cancellation or forgiveness of all Company indebtedness for borrowed money, including any such indebtedness owing to Seller, or contribute such amount to the Company as a capital contribution and (iv) accept from Seller transfers of relevant Intellectual Property and other assets related to Bone Cement Delivery Systems;

         (b) except as otherwise consented to by Buyer in writing, use its Best Efforts to (i) preserve intact its current business organization, (ii) keep available the services of the Business Employees; and (iii) maintain existing positive relations with Persons having business relationships with the Company;

         (c) confer with Buyer before implementing operational decisions of a material nature;

         (d) otherwise report periodically to Buyer concerning the status of the Business;

         (e) comply with all Laws and all of the Company's obligations under the Contracts; and

         (f) continue in full force and effect the insurance policies described in Schedule 4.20.

         6.3      NEGATIVE COVENANT

         Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, and shall not permit the Company to, without the written consent of Buyer:

         (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 4.7 or 4.8 would be likely to occur;

         (b)      make any modification to any Contract or Permit; or

         (c) enter into any compromise or settlement of any Action relating to the Company or the Business.

         6.4      REQUIRED APPROVALS

         As promptly as practicable after the date of this Agreement, Seller shall, and shall cause the Company to, make all filings required by Law to be made by Seller or the Company in order to consummate the transactions contemplated by this Agreement. In addition, Seller and the Company shall cooperate with Buyer and its Representatives (i) with respect to all filings that Buyer elects or is required to make in connection with the transactions contemplated by this Agreement, and (ii) in obtaining all Material Consents.

         6.5      NOTIFICATION

         Between the date of this Agreement and the Closing Date, Seller shall (and shall cause the Company to) promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties made as of the date of this Agreement;
(b) the occurrence after the date of this Agreement of any fact or condition that would be reasonably likely to cause or constitute a breach of any such representation or warranty had the representation or warranty been made as of the time of the occurrence of, or Seller's or the Company's discovery of, such fact or condition; (c) any breach of a covenant of Seller contained in this
Article VI; or (d) any fact that makes the satisfaction of the conditions of
Article IX impossible or unlikely.

         6.6      NO NEGOTIATION, ETC.

         Until such time as this Agreement shall be terminated pursuant to
Section 10.1, Seller shall not (and shall cause the Company not to) directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to any Person (other than Buyer) relating to any business combination transaction involving the Company or the Business, including the sale by Seller of the Company's stock, the merger or consolidation of the Company or the sale of the Business or any significant portion of its assets (any of the foregoing being referred to as an "Acquisition Proposal"); provided, however, that Seller shall, if required by its fiduciary duties under Delaware law (as so advised by outside counsel to Seller), have the right to consider, respond to, and proceed with (without liability to Buyer except as may become applicable under Section 10.1(d)(iii) of this Agreement) an unsolicited Acquisition Proposal received by Seller as to the Company. Seller and the Company shall notify Buyer in writing of any such inquiry or proposal within three (3) business days after their receipt or awareness of such inquiry or proposal.

         6.7      BEST EFFORTS

         Except as prohibited by its fiduciary duties under Delaware law (as so advised by outside counsel to Seller), Seller shall, and Seller shall cause the Company to, use its Best Efforts to cause the conditions in Article IX to be satisfied.

         6.8      [RESERVED]

         6.9      NONDISCLOSURE

         (a) Of Proprietary Information. Subject to Section 6.9(c) hereof, Seller acknowledges the confidential and proprietary nature of the Confidential Information of Buyer and its Affiliates and agrees that such Confidential Information (whether obtained before or after the date of this Agreement): (i) shall be kept confidential by Seller and the Company; (ii) shall not be directly or indirectly used for any reason or purpose other than to evaluate and consummate the transactions contemplated by this Agreement; and (iii) without limiting the foregoing, shall not be disclosed by Seller to any Person, except in each case as otherwise expressly permitted or contemplated by this Agreement or with the prior written consent of Buyer. Seller shall disclose the Confidential Information of Buyer or its Affiliates only to its Representatives who require such material for the purpose of evaluating the transactions contemplated hereby and are informed by Seller of the obligations of this
Section 6.9 with respect to such information. Seller shall (x) enforce the terms of this Section 6.9 as to its Representatives; (y) take such actions as are necessary to cause its Representatives to comply with the terms and conditions of this Section 6.9; and (z) be responsible and liable for any breach of the provisions of this Section 6.9 by its Representatives. From and after the Closing, the provisions of Section 13.2 shall control the treatment of the Confidential Information of Buyer and its Affiliates.

         (b) Of Transaction. Subject to Section 6.9(c) hereof, except (i) as expressly permitted or contemplated by this Agreement, (ii) to the Representatives described in the second sentence of Section 6.9(a) above, (iii) in the form of a coordinated public announcement promptly after execution of this Agreement, or (iv) to the extent that, in the opinion of its counsel, failure to make such disclosure would constitute a violation of Law (and in such event, after coordination and cooperation with Buyer), neither Seller nor the Company shall disclose to any Person the fact of, or information regarding, the negotiations with respect to this Agreement and the transactions contemplated hereby.

         (c) Tax Shelter Carve-Out. Notwithstanding anything to the contrary in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, either party to this Agreement (and its employees, Representatives, or other agents) may disclose to any and all Persons, without limitation of any kind the "tax treatment" and "tax structure" (each as defined in Treasury Regulation
Section 1.6011-4) of the transactions contemplated by this Agreement and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to it relating to such tax treatment or tax structure upon the earlier to occur of (A) the date of the public announcement of discussions relating to the transactions contemplated herein, (B) the date of the public announcement of the transactions contemplated herein or (C) the date of the execution of this Agreement; provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement (i) if such disclosure would result in a violation of federal or state securities laws, or (ii) to the extent not related to the tax aspects of the transactions contemplated herein.

                                   ARTICLE VII
                         PRE-CLOSING COVENANTS OF BUYER

         7.1      REQUIRED APPROVALS

         As promptly as practicable after the date of this Agreement, Buyer shall make all filings required by Law to be made by it in order to consummate the transactions contemplated by this Agreement. In addition, Buyer shall cooperate with Seller and the Company with respect to all filings that Seller is required by Law to make in connection with the transactions contemplated by this Agreement; provided, that this Agreement does not require Buyer to dispose of or make any change in any portion of its business or to incur any other material burden in order to obtain any such consent.

         7.2      BEST EFFORTS

         Buyer shall use its Best Efforts to cause the conditions in Article VIII to be satisfied.

         7.3      CONFIDENTIAL NATURE OF INFORMATION

         (a) Of Proprietary Information. Subject to Section 6.9(c) hereof, Buyer acknowledges the confidential and proprietary nature of the Confidential Information of Seller, the Company and the Business and agrees that such Confidential Information (whether obtained before or after the date of this Agreement) (i) shall be kept confidential by Buyer; (ii) shall not be directly or indirectly used for any reason or purpose other than to evaluate and consummate the transactions contemplated by this Agreement; and (iii) without limiting the foregoing, shall not be disclosed by Buyer to any Person, except in each case as otherwise expressly permitted or contemplated by this Agreement or with the prior written consent of Seller. Buyer shall disclose the Confidential Information of Seller, the Company or the Business only to its Representatives who require such material for the purpose of evaluating the transactions contemplated hereby and are informed by Buyer of the obligations of this Section
7.3 with respect to such information. Buyer shall (y) enforce the terms of this
Section 7.3 as to its Representatives; (x) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 7.3; and (z) be responsible and liable for any breach of the provisions of this Section 7.3 by it or its Representatives. From and after the Closing, the provisions of Section 13.2 shall control the treatment of the Confidential Information of Seller, the Company and the Business.

         (b) Of Transaction. Subject to Section 6.9(c) hereof, except (i) as expressly permitted or contemplated by this Agreement, (ii) to the Representatives described in the second sentence of Section 7.3(a) above, (iii) in the form of a coordinated public announcement promptly after execution of this Agreement, or (iv) to the extent that, in the opinion of its counsel, failure to make such disclosure would constitute a violation of Law (and in such event, after coordination and cooperation with Seller), Buyer shall not disclose to any Person the fact of, or information regarding, the negotiations with respect to this Agreement and the transactions contemplated hereby.

                                  ARTICLE VIII
                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller with respect to consummation of the transactions provided for in this Agreement are subject, in the discretion of Seller, to the satisfaction or waiver at or before the Closing of the following conditions:

         8.1      REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations and warranties of Buyer contained in Article V of this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Closing, and Buyer shall have performed in all material respects all covenants required by this Agreement to be performed by it as of or before the Closing.

         8.2      [RESERVED]

         8.3      NO PROHIBITION OR NEW GOVERNMENTAL ACTION

         (a) No New Law, etc. There shall not be in effect any Law, injunction or other order of a Governmental Authority that (i) prohibits the consummation of the transactions contemplated by this Agreement and (ii) has been adopted, issued or become effective after the date of this Agreement.

         (b) No New Action. Since the date of this Agreement, no Action shall have been instituted or threatened by any Governmental Authority that (i) challenges, seeks damages in connection with, or seeks to restrain, any of the transactions contemplated by this Agreement or (ii) may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement.

         8.4      ADDITIONAL AGREEMENTS

         Buyer shall have executed and delivered to Seller the Additional Agreements to which it is a party.

         8.5      CLOSING DOCUMENTS

         Buyer shall have delivered to Seller the items shown in the Closing Agenda attached hereto as Exhibit 8.5 (the "Closing Agenda") as being delivered by Buyer and such other instruments and documents as may have been reasonably requested by Seller, all in form reasonably satisfactory to Seller's counsel.

                                   ARTICLE IX
                        CONDITIONS TO BUYER'S OBLIGATIONS

         The obligations of Buyer to consummate the transactions provided for in this Agreement are subject, in the discretion of Buyer, to the satisfaction or waiver at or before the Closing of the following conditions:

         9.1      REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations and warranties of Seller contained in Article IV of this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct in all material respects, without duplication of any materiality qualifier contained therein, as of the Closing, and Seller shall have performed in all material respects all covenants required by this Agreement to be performed by it as of or before the Closing.

         9.2      CERTAIN CONSENTS

         Each of the consents listed in Schedule 4.3(c) (the "Material Consents") shall have been obtained and shall be in full force and effect.

         9.3      NO PROHIBITION OR NEW GOVERNMENTAL ACTION

         (a) No New Law, etc. There shall not be in effect any Law, injunction or other order of a Governmental Authority that (i) prohibits the consummation of the transactions contemplated by this Agreement and (ii) has been adopted, issued or become effective after the date of this Agreement.

         (b) No New Action. Since the date of this Agreement, no Action shall have been instituted or threatened by any Governmental Authority that (i) challenges, seeks damages in connection with, or seeks to restrain, any of the transactions contemplated by this Agreement or (ii) may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement.

         9.4      ADDITIONAL AGREEMENTS

         Each of Seller and the Company shall have executed and delivered to Buyer the Additional Agreements to which such Person is a party.

         9.5      CLOSING DOCUMENTS

         Seller shall have delivered to Buyer the items shown in the Closing Agenda as being delivered by Seller and such other instruments and documents as may have been reasonably requested by Buyer, all in form reasonably satisfactory to Buyer's counsel.

         9.6      NO MATERIAL ADVERSE CHANGE

         There shall not have been any Material Adverse Change since the Balance Sheet Date.

         9.7      NO SPECIFIED LIABILITIES.

         As of the Closing, the Company shall have no liability (i) for indebtedness for borrowed money, including any amounts owed to Seller; or (ii) arising from any business other than the Business, including the C-Bloc Business and the Paragon Business.

                                    ARTICLE X
                           TERMINATION BEFORE CLOSING

         10.1     TERMINATION

         This Agreement may be terminated by notice at any time prior to
Closing:

         (a)      By written consent of Buyer and Seller;

         (b) By Buyer or Seller if the Closing shall not have occurred on or before November 15, 2003; provided, that this provision shall not be available to Buyer if Seller has the right to terminate this Agreement under clause (d)(i) of this Section 10.1, and this provision shall not be available to Seller if Buyer has the right to terminate this Agreement under clause (c)(i) of this Section 10.1.

         (c) By Buyer if (i) there is a material breach of any covenant to be performed by Seller under this Agreement which has not been waived by Buyer, or (ii) satisfaction of any of the conditions contained in Article IX of this Agreement has become impossible (other than through a breach of a covenant contained in this Agreement by Buyer) and Buyer has not waived such condition; or

         (d) By Seller if (i) there is a material breach of any covenant to be performed by Buyer under this Agreement which has not been waived by Seller,
(ii) satisfaction of any of the conditions contained in Article VIII of this Agreement has become impossible (other than through a breach of covenant contained in this Agreement by Seller) and such condition has not been waived by Seller, or (iii) Seller's Board of Directors has received an unsolicited "Superior Offer," Seller has complied with the provisions of Section 6.6 hereof, and Seller pays to Buyer the sum of Two Hundred Thousand Dollars ($200,000) at the time of Seller's termination of this Agreement. For purposes of this Agreement, a "Superior Offer" means any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities more than 50% of the Shares or all or a majority of the assets of the Company and otherwise on terms that Seller's Board of Directors by a majority vote determines in its good faith judgment to be more favorable to Seller and its shareholders than the terms specified in this Agreement.

         10.2     IN THE EVENT OF TERMINATION

         In the event of termination of this Agreement:

         (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same;

         (b) The provisions of Sections 6.9 and 7.3 shall continue in full force and effect; and

         (c) No party hereto shall have any liability to any other party to this Agreement, except as provided in Section 10.1(d)(iii) or in this Section
10.2 and except for any breach of a covenant contained in this Agreement occurring prior to the termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

                                   ARTICLE XI
                          SURVIVAL AND INDEMNIFICATION

         11.1     SURVIVAL OF REPRESENTATIONS

         The representations and warranties of the parties made in this Agreement shall survive the Closing as follows:

         (i) the representations and warranties made in Section 4.11(a) ("Title to Shares") and Section 4.14(b) ("Title to Intellectual Property") shall survive without limitation;

         (ii) the representations and warranties made in Section 4.25 ("Taxes") shall survive until sixty (60) days after the expiration of the applicable statute of limitations (with extensions); and

         (iii) all other representations and warranties made in this Agreement shall survive until the 12-month anniversary of the Closing Date;

provided, however, that in each case such representations and warranties shall survive, with respect to any Indemnity Claim, until the resolution of such Indemnity Claim, so long as notice of such Indemnity Claim was provided on or prior to such date.

         11.2     INDEMNIFICATION

         (a) By Seller. Seller hereby indemnifies and saves and holds harmless Buyer, the Company, its and their respective Affiliates and its and their respective Representatives (collectively, the "Buyer Indemnified Persons"), from and against any and all Losses (other than any Losses specifically taken into account in the purchase price adjustment provided for in Article II) incurred in connection with or arising out of:

                  (i) subject to Section 11.2(d)(i) and Section 11.2(g), any breach of a representation or warranty made by Seller in this Agreement or in any document delivered at the Closing (without regard, for purposes of this Section 11.2(a)(i), to any qualifications as to materiality, Material Adverse Change or Material Adverse Effect in any representations and warranties other than those contained in Section
         4.7 or Section 4.28);

                  (ii) any breach of a covenant made by Seller in this Agreement;

                  (iii) subject to Section 11.2(d)(i) and Section 11.2(g), any product or component thereof manufactured or shipped by, or service provided by, the Company or the Business before the Closing (except for any obligation to repair or replace any product or component thereof under any warranty or service agreement, written or oral, made in the Ordinary Course of the Business before Closing);

                  (iv) any liability of the Company to, or claim against the Company by (x) Seller or Seller's heirs, successors, Representatives or assigns, or (y) any Person in connection with the C-Bloc Business or Paragon Business, in each case arising out of acts, omissions, events, facts or circumstances occurring before the Closing; or

                  (v) the matters described in Section 11.2(f) ("Tax Indemnification") below.

         (b) By Buyer. Buyer hereby indemnifies and saves and holds harmless Seller, Seller's Affiliates, and its and their respective Representatives (collectively, "Seller Indemnified Persons"), from and against any and all Losses (other than any Losses specifically taken into account in the purchase price adjustment provided for in Article II) incurred in connection with or arising out of:

                  (i) subject to Section 11.2(d)(ii), any breach of a representation or warranty made by Buyer in this Agreement or in any document delivered at the Closing (without regard, for purposes of this Section 11.2(b)(i), to any qualifications as to materiality, Material Adverse Change or Material Adverse Effect);

                  (ii) any breach of a covenant made by Buyer in this Agreement;

                  (iii) subject to Section 11.2(g), the operation of the Business by Buyer after the Closing; or

                  (iv) the matters described in Section 11.2(f) ("Tax Indemnification") below.

         (c) Notice and Defense. Except as provided in Section 11.2(f)(v) with respect to Tax Claims:

                  (i) Notice. If a claim for Losses (an "Indemnity Claim") is to be made by a party entitled to indemnification hereunder, the party claiming such indemnification shall give notice (an "Indemnity Claim Notice") to the indemnifying party as promptly as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Losses for which indemnification may be sought. If any Action in the form of a lawsuit is filed against any party entitled to indemnification hereunder, notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) calendar days after service). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure.

                  (ii) Conduct of Defense. After such notice, the indemnifying party shall be entitled, if it so elects: (x) to take control of the defense and investigation of such Action; (y) to employ and engage attorneys of its own choice to handle and defend the same (unless the named parties to such Action include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are potentially in conflict with those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's expense, to one firm of separate counsel of its own choosing); and (z) to compromise or settle such Action, which compromise or settlement shall be made only with the written consent of the indemnified party, which consent shall not be unreasonably withheld, delayed or conditioned. If the indemnifying party fails to assume the defense of such Action within fifteen (15) calendar days after receipt of the Indemnity Claim Notice, the indemnified party against which such Action has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's expense, the defense, compromise or settlement of such Action; provided, however, that such Action shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld.

         (d)      Limits on Liability.

                  (i)      Limits on Liability of Seller.

                           (x) Seller shall not be obligated to indemnify any Buyer Indemnified Person under Section 11.2(a)(i) (Breach of Representation) (other than for a Loss arising from a breach of a representation or warranty contained in Section 4.25, which is covered by clause (y) below), under Section 11.2(a)(iii), or under Section 11.2(g) (Agreement as to Regulatory Matters) unless and then to the extent such Losses collectively suffered or incurred by all Buyer Indemnified Persons aggregate more than $100,000 (One Hundred Thousand Dollars), in which event Seller shall be obligated to indemnify the applicable Buyer Indemnified Persons for the amount of such Losses in excess of $100,000, up to a maximum amount equal to $3,000,000 (Three Million Dollars), provided, however, that the limitation set forth in this
                  Section 11.2(d)(i)(x) shall not apply to any expenses incurred by any Buyer Indemnified Person in connection with settlements, awards, judgments, attorneys fees and disbursements, and other amounts paid to third parties as a result of third-party product liability claims as to products or components thereof manufactured or shipped by the Company before the Closing; and

                           (y) Seller shall be obligated to indemnify the Buyer Indemnified Persons for Losses arising from any breaches of a representation or warranty contained in Section 4.25 without limitation.

                  (ii) Limits on Liability of Buyer. Buyer shall not be obligated to indemnify any Seller Indemnified Person under Section 11.2(b)(i) (Breach of Representation) or Section 11.2(g) (Agreement as to Regulatory Matters) for Losses pursuant to either such Section unless and then to the extent such Losses collectively suffered or incurred by all Seller Indemnified Persons aggregate more than $100,000 (One Hundred Thousand Dollars), in which event Buyer shall be obligated to indemnify the applicable Seller Indemnified Persons for the amount of such Losses in excess of $100,000, up to a maximum amount equal to $3,000,000 (Three Million Dollars).

         (e) Sole Remedy. The parties acknowledge that, after the Closing, in the absence of fraud, the rights accorded to each Buyer Indemnified Person or Seller Indemnified Person under this Article XI shall be the sole rights to money damages that any such Person may have under this Agreement or for breach of this Agreement, at common law or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article XI shall restrict or limit any rights that any Buyer Indemnified Person or Seller Indemnified Person may have to seek equitable relief.

         (f)      Tax Indemnification.

                  (i) From and after the Closing, Seller shall indemnify Buyer and its Affiliates (including the Company) in respect of, and hold them harmless against, (A) all liability for Taxes of the Company (including any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company) for all Pre-Closing Tax Periods, (B) all liability (as a result of Treas. Reg.
         Section 1.1502-6(a) or otherwise) for Taxes of Seller or any other entity which is or has been an Affiliate of the Company, (C) any and all Losses arising out of, resulting from or incident to any breach by Seller or any of its Affiliates of any covenant contained in Article XIV, and (D) any and all Losses arising out of, resulting from or incident to the breach of any representation, warranty or covenant contained in Section 4.25, except to the extent that any such Losses are otherwise indemnified pursuant to Section 11.2(a)(i)-(iv). For purposes of this Section 11.2(f), Taxes shall include the amount of Taxes which would have been paid but for the application of any credit or net operating loss or capital loss deduction attributable to Post-Closing Tax Periods.

                  (ii) From and after the Closing, Buyer shall indemnify Seller and its Affiliates in respect of, and hold them harmless against, (i) all liability for Taxes of the Company (including any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company) for any Post-Closing Tax Period, except to the extent such Taxes are attributable to a breach by Seller or any of its Affiliates of any covenant contained in Article XIV or a representation, warranty or covenant contained in Section 4.25, and (ii) any and all Losses arising out of, resulting from or incident to the breach by Buyer or any of its Affiliates of any covenant contained in Article XIV.

                           (iii)    In the case of any Straddle Period:

                                    (A)      real, personal and intangible
                                    property Taxes and any other Taxes levied on a per diem basis ("Per Diem Taxes") of the Company for a Pre-Closing Tax Period shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period; and

                                    (B)      the Taxes of the Company (other
                                    than Per Diem Taxes) for any Pre-Closing Tax
                                    Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

                  (iv) Seller's indemnity obligation in respect of Taxes for a Pre-Closing Tax Period shall initially be effected by its payment to Buyer of the excess of (A) any such Taxes for a Pre-Closing Tax Period (as may be evidenced by any Tax Return prepared by Buyer in accordance with Section 14.1(b)) or as otherwise indicated in a written notice prepared by Buyer) over (B) the amount of such Taxes paid by Seller or any of its Affiliates, other than the Company, at any time plus the amount of such Taxes paid by the Company on or prior to the Closing Date. Seller shall pay such excess to Buyer within ten (10) days after written demand is made by Buyer (but in no event does such payment have to be made earlier than five (5) days before the date on which Taxes for the relevant Tax Period are required to be paid to the relevant Taxing Authority). If the amount of any such Taxes paid by Seller or any of its Affiliates (other than the Company) at any time plus the amount of such Taxes paid by the Company on or prior to the Closing Date exceeds the amount of such Taxes for the Pre-Closing Tax Period, Buyer shall pay to Seller the amount of such excess within ten (10) days after the Tax Return with respect to the final liability for such Taxes is required to be filed with the relevant Taxing Authority. In the case of a Tax that is contested in accordance with the provisions of clause (v) below, payment of the Tax to the appropriate Taxing Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Taxing Authority or court.

                  (v)      The parties further agree as follows:

                           (A) If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to an indemnified party or one of its Affiliates pursuant to this Section 11.2(f), the indemnified party shall promptly and in any event no more than thirty (30) days following the indemnified party's receipt of such claim, give written notice to the indemnifying party of such claim (a "Tax Claim"); provided, however, the failure of the Indemnified Party to give such notice shall only relieve the Indemnifying Party from its indemnification obligations hereunder to the extent it is actually prejudiced by such failure.

                           (B) With respect to any Tax Claim relating to a taxable period ending on or prior to the Closing Date, Seller shall, upon written notification to Buyer of its desire to, control all proceedings and may make all decisions taken in connection with any such Tax Claim (including selection of counsel) at its own expense; provided, however, that Seller and Buyer shall be entitled to jointly control any such Tax Claims the resolution of which could result in an increase in Taxes of the Company for tax periods ending after the Closing Date. Seller and Buyer shall be entitled to jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Company for a Straddle Period. Buyer shall control at its own expense all proceedings with respect to any Tax Claim relating to a taxable period beginning after the Closing Date. A party shall promptly notify the other party if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and the other party shall thereupon be permitted to defend and settle such proceeding.

                           (C) Seller, Buyer, and the Company and each of their respective Affiliates shall reasonably cooperate with each other in contesting any Tax Claim. Such cooperation shall include the retention and, upon the request of the party or parties controlling proceedings relating to such Tax Claim, the provision to such party or parties of records and information which are reasonably relevant to such Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim.

         (g) Agreement as to Regulatory Matters. Notwithstanding anything to the contrary herein (including Section 4.17 hereof), the parties hereto intend that this Section 11.2(g) shall govern and control as to each party's respective liabilities, responsibilities and obligations for Losses arising out of or pertaining to the Company's past, present or future failure to comply with past, present or future requirements of any kind of the FDA or any comparable state or foreign agency associated with the Company's operation (collectively, "Regulatory Problems"). Subject to Section 11.2(d)(i), Seller shall have full responsibility for, and shall indemnify and hold Buyer Indemnified Persons harmless from (i) all Losses described in Section 11.2(a)(iii), including expenses associated with any recall mandated or requested by a Governmental Authority, because of Regulatory Problems existing before the Closing, of any product or component manufactured or shipped by the Company or the Business before the Closing, and (ii) all monetary fines imposed or levied by any Governmental Authority as a result of Regulatory Problems existing before the Closing, to the extent such monetary fines are levied or imposed as a penalty for a specified time period of the Company's operation before the Closing. Subject to Section 11.2(d)(ii), Buyer shall have full responsibility for, and shall indemnify and hold Seller Indemnified Persons harmless from (i) all Losses described in Section 11.2(b)(iii), including expenses associated with any recall, because of Regulatory Problems existing after the Closing, of any product or component manufactured or shipped by the Company or the Business after the Closing, and (ii) all Losses arising out of Regulatory Problems existing at any time after the Closing, except to the extent specifically set forth as Seller's responsibility in the immediately preceding sentence. Notwithstanding anything herein to the contrary, Seller shall not be liable under this Section 11.2(g) to any Buyer Indemnified Person for any Losses constituting a diminution of value of the Company or the Business after the Closing.

                                   ARTICLE XII
                                   [RESERVED]

                                  ARTICLE XIII

          NONCOMPETITION, NONSOLICITATION, POST-CLOSING CONFIDENTIALITY
                       AND 2003 MANAGEMENT INCENTIVE PLAN

         13.1     NONCOMPETITION

         (a) Bone Cement Delivery System and Discogram Business. Seller agrees that, until the third anniversary of the Closing Date, Seller shall not, directly or indirectly, without the prior written consent of Buyer:

                           (i)      engage in, own or invest in any business or
activity that competes with the Bone Cement Delivery System and Discogram Business; provided, that Seller shall not be deemed to be in violation of this
Section 13.1(a) solely by reason of being the owner of up to three percent (3%) of the outstanding stock (or other form of equity interest) in any publicly traded corporation (or publicly traded entity); or

                           (ii)     take any action to solicit or divert any
customers away from the Company or its Affiliates with respect to the Bone Cement Delivery System and Discogram Business or induce customers or any potential customers, suppliers, agents or Persons under contract with or doing business with the Company or its Affiliates to terminate, reduce or alter any such contract or business with respect to the Bone Cement Delivery System and Discogram Business.

         (b) Kitting Business. Seller agrees that, until the third anniversary of the Closing Date, Seller shall not, directly or indirectly, without the prior written consent of Buyer;

                           (i)      engage in, own or invest in any business or
activity that competes with the Kitting Business; provided, that Seller shall not be deemed to be in violation of this Section 13.1(b)(i) by reason of Seller's sale of individual components not sold in a kit format; provided, further, that Seller shall not be deemed to be in violation of this Section 13.1(b)(i) by reason of its sales of kits that contain a proprietary product of Seller with ancillary components; provided, further, that Seller shall not be deemed to be in violation of this Section 13.1(b)(i) solely by reason of being the owner of up to three percent (3%) of the outstanding stock (or other form of equity interest) in any publicly traded corporation (or other publicly traded entity); or

                           (ii)     take any action to solicit or divert any
customers away from the Company or its Affiliates with respect to the Kitting Business or induce customers or any potential customers, suppliers, agents or Persons under contract with or doing business with the Company or its Affiliates to terminate, reduce or alter any such contract or business with respect to the Kitting Business; provided, that Seller shall not be deemed to be in violation of this Section 13.1(b)(ii) by reason of Seller's sale of individual components not sold in a kit format; provided, further, that Seller shall not be deemed to be in violation of this Section 13.1(b)(ii) by reason of its sales of kits that contain a proprietary product of Seller with ancillary components.

         (c) Nonsolicitation. Seller agrees that, until the third anniversary of the Closing Date, Seller shall not, directly or indirectly, without the prior written consent of Buyer, solicit any person employed by the Company to (x) terminate such employment or (y) accept employment with anyone other than the Company or its Affiliates.

         13.2     POST-CLOSING CONFIDENTIALITY

         (a) Seller. Subject to Section 6.9(c) hereof, after the Closing, Seller shall, and shall cause its Affiliates and Representatives to, continue to maintain the confidentiality of all Confidential Information relating to Buyer, the Company (other than the C-Bloc Business or Paragon Business conducted by the Company) or the Business, including all such materials which remain in the possession of Seller or such Affiliates or Representatives, except to the extent that disclosure of any such information is required by law or authorized in writing by Buyer, or reasonably occurs in connection with any dispute over the terms of this Agreement.

         (b) Buyer. Subject to Section 6.9(c) hereof, Buyer shall, and shall cause its Affiliates and Representatives to, maintain the confidentiality of all Confidential Information relating to Seller or Seller's Affiliates (excluding that relating to the Company or the Business, but including that relating to the C-Block Business), which Buyer or any of its Affiliates or Representatives has obtained in connection with this Agreement, with the transactions contemplated herein, or operation of the Company, except to the extent disclosure of such information is required by law or authorized in writing by Seller, or reasonably occurs in connection with any dispute over the terms of this Agreement. To facilitate compliance with the foregoing, Buyer agrees that, until the second anniversary of the Closing Date, Buyer shall not, and Buyer shall cause its Affiliates (including the Company) to not, directly or indirectly, employ, engage as a consultant, or otherwise utilize or cooperate with Robert B. Keahey in any business or activity that competes with Seller's C-Bloc Business or Paragon Business; provided however, that the conduct of the Business by Buyer in the manner the Business is conducted by Seller as of the date hereof shall not be deemed to be a business or activity that competes with Seller's C-Bloc Business or Paragon Business.

         (c) Requirements of Law. In the event that either party reasonably believes that it or any of its Affiliates is required by Law to disclose any such Confidential Information, the disclosing party will (i) provide the other party with prompt notice, (before such disclosure) in order that such other party may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such Confidential Information and (ii) cooperate with such other party in attempting to obtain such order or assurance.

         13.3     2003 MANAGEMENT INCENTIVE PLAN.

         Buyer agrees that it shall, after the Closing, cause the Company to pay, consistent with Seller's past practice as to timing, to Robert Keahey and his designees amounts earned under Seller's 2003 Management Incentive Plan, up to an aggregate amount of at least $30,000 (Thirty Thousand Dollars).

                                   ARTICLE XIV
                                   TAX MATTERS

         14.1     PREPARATION AND FILING OF TAX RETURNS; PAYMENT OF TAXES.

         (a) Subject to Section 14.3(f), for any taxable period of the Company that ends on or before the Closing Date, Seller shall timely prepare, consistent with past practices and custom of the Company (unless a contrary position is required by law), and file with the appropriate Tax Authority all required consolidated, combined or unitary Tax Returns that include any of the Company (and shall promptly provide Buyer with copies of all such Tax Returns insofar as such Tax Returns relate to the Company) and shall make or cause to be made all payments required with respect to any such Tax Returns. Seller shall not file any Tax Return relating to a Pre-Closing Tax Period without Buyer's consent (which shall not be unreasonably withheld) if the filing of such Tax Return may cause a net increase of the Tax liability of the Company for a Post-Closing Tax Period.

         (b) Buyer shall timely prepare and file with the appropriate Taxing Authority all other Company Tax Returns relating to a Pre-Closing Tax Period or Straddle Period required to be filed after the Closing Date and shall pay all Taxes due with respect to such Tax Returns. Any Tax Return prepared and filed by Buyer for a Pre-Closing Tax Period or Straddle Period shall be prepared consistent with past practices and custom of the Company (unless a contrary position is required by law) to the extent such Tax Returns relate to the Taxes of the Company for a Pre-Closing Tax Period, and Seller shall pay Buyer (in accordance with the procedures set forth in Section 11.2(f)) for any amount owed by Seller pursuant to Section 11.2(f) with respect to any such Tax Returns.

         (c) Seller shall be responsible for filing any amended consolidated, combined or unitary Tax Returns that include the Company for taxable years ending on or prior to the Closing Date that are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or foreign Taxing Authorities for such taxable years as finally determined. For those jurisdictions in which separate Tax Returns are filed by the Company, any required amended Tax Returns for taxable years ending on or prior to the Closing Date resulting from such examination adjustments, as finally determined, shall be prepared by Buyer and a copy thereof shall be furnished to Seller. Seller shall not file any amended, consolidated, combined or unitary Tax Returns that include the Company for a period ending on or before the Closing Date without Buyer's consent (which consent shall not be unreasonably withheld) if the filing of any such amended Tax Return may affect the Tax liability of the Company for which Buyer is liable.

         (d) Seller shall be responsible for the payment of all transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the transactions contemplated by this Agreement. Seller and Buyer shall cooperate in preparing and filing all Tax Returns and other documentation on a timely basis as may be required with respect to the payment of such Taxes and fees.

         14.2     ALLOCATION OF CERTAIN TAXES.

         (a) Buyer and Seller agree that if the Company or Seller is permitted but not required under applicable foreign, state or local Tax laws to treat the Closing Date as the last day of a taxable period with respect to the Company, Buyer and Seller shall treat such day as the last day of a taxable period.

         (b) Any Taxes for a Straddle Period shall be apportioned in a manner consistent with Section 11.2(f)(iii) hereof.

         14.3     REFUNDS AND CARRYBACKS.

         (a) Seller shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes attributable to any Pre-Closing Tax Period to the extent provided by law, except to the extent that such refund or credit arises as a result of a carryback of a Company loss or other tax benefit arising from a period beginning after the Closing Date as provided in Section 14.3(f).

         (b) Buyer and/or its Affiliates, as the case may be, shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes attributable to any Post-Closing Tax Period.

         (c) The amount or economic benefit of any refunds or credits of Taxes attributable to any Straddle Period shall be equitably apportioned in a manner consistent with Section 11.2(f)(iii) hereof.

         (d) Buyer (and its Affiliates) shall forward to or reimburse Seller for any refunds (including any interest paid thereon) or credits due Seller after receipt thereof, and Seller (and its Affiliates) shall promptly forward to Buyer or reimburse Buyer for any refunds (including any interest paid thereon) or credits due Buyer after receipt thereof.

         (e) Provided that the non-requesting Party, acting in good faith, determines that there is a reasonable basis for filing a claim with the relevant Taxing Authority, and subject to the provisions of Section 14.1, each party shall, if the other party so requests and at such other party's expense, cause the Company to file for and obtain any refunds, credits or offsets to Taxes to which the requesting party is entitled under this Section 14.3. Buyer shall permit Seller to control the prosecution of any such claim relating solely to one or more Taxable Periods ending on or before the Closing Date. Notwithstanding the foregoing, the control of the prosecution of a claim for a refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 11.2(f)(v).

         (f) If the Company generates a credit or loss that is carried back to offset income for a period ending on or prior to the Closing Date and if Seller or its Affiliates realize a reduction in Tax for such period as a result of such carryback (either in the form of a refund or an offset), Seller shall pay to Buyer the amount of such reduction within ten (10) days after the receipt of the refund or the offset. Seller shall, at the request of Buyer, cooperate in connection with the filing of any necessary Tax Returns and other documents to effect such a carryback at Buyer's expense, and Seller shall provide a basis for the computation of the amount paid to Buyer pursuant to this Section 14.3(f) in reasonable detail.

         14.4     COOPERATION ON TAX MATTERS.

         Buyer and Seller and their respective Affiliates shall cooperate in the preparation of all Company Tax Returns for any Tax Periods for which one party could reasonably require the assistance of the other party in obtaining any necessary information and documents. Such cooperation shall include, furnishing prior years' Tax Returns or return preparation packages to the extent related to the Company illustrating previous reporting practices or containing historical information relevant to the preparation of such Tax Returns, and furnishing such other information within such party's possession requested by the party filing such Tax Returns as is relevant to their preparation. Such cooperation and information also shall include, without limitation, provision of powers of attorney for the purpose of signing Tax Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any applicable Governmental Entity responsible for the imposition or administration of Taxes ("Taxing Authority") which relate to the Company, and providing copies of all relevant Tax Returns to the extent related to the Company, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and Tax basis of property, which the requested party may possess. Seller and Buyer agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax Period beginning before the Closing Date until the applicable statute of limitations with respect to Taxes for the Company has expired and to abide by all record retention agreements entered into with any Taxing Authority; (ii) to allow the other party and its representatives at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as such party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours at such party's expense; and (iii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Seller and Buyer, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Seller and their respective Affiliates shall make their respective employees and facilities reasonably available on a mutually convenient basis to explain any documents or information provided hereunder.

         14.5     TERMINATION OF TAX SHARING AGREEMENTS.

         All Tax sharing agreements or similar arrangements with respect to or involving the Company shall be terminated prior to the Closing Date and, after the Closing Date, Buyer and its Affiliates shall not be bound thereby or have any liability thereunder.

                                   ARTICLE XV
                                  MISCELLANEOUS

         15.1     ASSIGNMENT; NO THIRD PARTY BENEFICIARIES

         Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties, except that Buyer may assign its rights and obligations hereunder to one or more of its Affiliates as long as Buyer also remains liable for its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other Person (including any Business Employee) shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

         15.2     NOTICES

         All notices and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when received if personally delivered; (b) the day after being sent, if sent for next-day delivery within the United States by recognized overnight delivery service (e.g., Federal Express); and (c) upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to the following address or to such other place and with such other copies as either party may designate as to itself by notice to the other:

If to Seller, addressed to:                 If to Buyer addressed to:
--------------------------                  ------------------------
I-Flow Corporation                          Integra LifeSciences Corporation
20202 Windrow Drive                         311 Enterprise Drive
Lake Forest, CA 92630                       Plainsboro, NJ 08536
Attention: Chief Executive Officer          Attention: Vice President and
                                            General Counsel

With a copy to:                             With a copy to:

Gibson, Dunn & Crutcher LLP                 GoodSmith, Gregg & Unruh
Jamboree Center, 4 Park Plaza               105 West Adams Street, 26th Floor
Irvine, CA 92614                            Chicago, IL 60603
Attention: Mark W. Shurtleff                Attention: Marilee C. Unruh

         15.3     CHOICE OF LAW, ETC.

         This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware, except with respect to matters of law concerning the internal affairs of any business entity which is a party to this Agreement, and as to those matters the law of the jurisdiction under which the relevant business entity derives its powers shall govern. Each party irrevocably and unconditionally: (i) agrees that any Action arising out of this Agreement or any Additional Agreement shall be brought in Delaware court, (ii) consents to such jurisdiction, (iii) waives any objection to such venue; and
(iv) waives trial by jury in any Action relating to this Agreement, any Additional Agreements or the transactions contemplated hereby or thereby.

         15.4     ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS

         This Agreement and the Additional Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect thereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in such waiver.

         15.5     COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         15.6     EXPENSES

         Except as otherwise specifically provided in this Agreement (for example, in Section 14.1(d)), each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to the negotiation and execution of, and Closing under, this Agreement, and Seller shall pay any such expenses of the Company; provided, however, that Buyer and Seller shall each pay one-half of the fees and expenses of any accounting firm that is retained to resolve a dispute under Section 2.3.

         15.7     INVALIDITY

         In the event that any of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then, to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

         15.8     CUMULATIVE REMEDIES

         Except as otherwise specifically provided in this Agreement (in Section 11.2(e) or otherwise) or any Additional Agreement, all rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         15.9     TIME; CAPTIONS; EXHIBITS AND SCHEDULES

         Time is of the essence of this Agreement. The captions contained in this Agreement in no way define, limit or extend any provision of this Agreement. The Exhibits and Schedules which are attached to this Agreement are a part of this Agreement and are incorporated herein by reference.

         15.10    FURTHER ASSURANCES

         The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated herein.

         15.11    NO STRICT CONSTRUCTION

         The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

                            [signature page follows]

         IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the day and year first above written.

                                     "BUYER"

                                     Integra LifeSciences Corporation

                                     By: /s/
                                         ---------------------------------------

                                     "SELLER"

                                     I-Flow Corporation

                                     By: /s/
                                         ---------------------------------------